Exhibit 10.27

Personal & Confidential

May 14, 2010

Mr. Laurence O’Connell

33 Club Street

#07-21 Emerald Garden

Singapore 069415

Dear Larry:

You have indicated to us that you are resigning. This letter confirms the terms of your separation from service with MF Global Holdings Ltd. (“MF Global”) and its subsidiaries and affiliates.

Capitalized terms used but not defined in this letter shall have the meaning ascribed to such term(s) in the employment agreement dated September 28, 2009 between yourself and MF Global Ltd. (the “Employment Agreement”).

1.	Effective Date of Termination	Notwithstanding anything to the contrary in the Employment Agreement, it is hereby agreed that the effective date of your termination of employment will be July 19, 2010 (the “Date of Termination”).

2.	Compensation and Benefits until the Date of Termination	Until the Date of Termination, you will continue to receive your Salary and continue to participate in employee benefit plans on the same basis as you currently participate.

3.	Compensation and Benefits after the Date of Termination:

	• Salary Continuation	Your current Salary will continue to be paid to you until December 31, 2010.

	• Medical and Dental Benefits Continuation	You and your eligible dependents will continue to be provided with medical and dental benefits on a basis that is substantially equivalent to the coverage that you are currently provided until December 31, 2010.

	• Accrued Compensation	You will receive any Accrued Compensation to which you are entitled as promptly as practicable after the Date of Termination.

MF Global Holdings USA Inc. 717 Fifth Avenue 9th Floor New York, New York 10022-8101 Tel 212-589-6200 Fax 212-589-6250 www.mfglobal.com

Mr. Laurence O’Connell

	• Other Benefits	You will receive any Other Benefits in accordance with the terms of the applicable plan, contract or arrangement.

• LTIP Awards

Any awards (including restricted stock units and stock options) under the Amended and Restated 2007 Long Term Incentive Plan that are unvested as of the Date of Termination will lapse and be cancelled without payment.

All payments under this letter agreement are subject to all applicable tax withholdings and deductions.

4.	Release and Waiver of Claims	In consideration of the Salary continuation and the medical and dental benefits continuation set forth in 3. above, and for other good and valuable consideration the receipt and sufficiency of which you hereby acknowledge, (i) you agree to the release and waiver of claims set forth in Annex A hereto, and (ii) upon your acceptance of the Salary continuation and / or medical and dental benefits set forth in 3. above, you are deemed to have reaffirmed such release and waiver, in its entirety, as of the Date of Termination.

5.	Resignation from all Director and Officer Positions	Effective as of the date hereof, you hereby irrevocably resign from (1) any and all directorships and officer positions you hold with any member of the MF Global Group, and (2) any and all fiduciary positions (including as trustee) you hold with respect to any pension plans or trusts established by any member of the MF Global Group. You agree to execute any documents necessary or advisable to formalize or carry out the foregoing.

6.	Return of Company Property	In accordance with MF Global’s policy, you agree to return any and all property that belongs to the MF Global Group, including but not limited to: computer hardware and software, blackberry, cellphone, office keys, access cards, calling cards and credit cards on or before the Date of Termination. As of the Date of Termination, you will be deemed to have represented that you have complied with the foregoing obligation.

7.	Conduct until the Date of Termination	Notwithstanding the existence of a formal employment relationship, you agree that from the date hereof through the Date of Termination, you will not unless requested or agreed to by MF Global: (a) contact or have any communication with any customer, client, employee,

Mr. Laurence O’Connell

officer, director, agent or consultant of the MF Global Group in relation to the business and affairs of the MF Global Group, (b) remain or become involved in any aspect of the business of the MF Global Group, or (c) have access to the physical or electronic premises of MF Global.

For the avoidance of doubt, you acknowledge and affirm that for so long as you are an employee of the MF Global Group, you (i) remain subject to MF Global Group’s code of conduct and business ethics and similar policies, procedures and guidelines and (ii) continue to owe to the MF Global Group the duties of good faith, loyalty and fidelity.

Should a Cause event occur after the date hereof, MF Global reserves the right to terminate your employment for Cause and, in such case, MF Global shall be discharged from its obligations under this letter agreement. In addition, if you materially breach the terms of this letter agreement, MF Global shall be discharged from its obligations under this letter agreement.

8.	Certain Ongoing Obligations	You acknowledge and agree to be bound by your ongoing obligations under Section 7 (Proprietary Information) and Section 8 (Ongoing Restriction on Your Activities) of the Employment Agreement. For purposes of Section 8(c) of the Employment Agreement, you will not be eligible to receive the “daily rate” amount for transition and other assistance during the period you receive Salary continuation as specified above.

MF Global acknowledges and agrees to its obligation under Section 5(d) (Indemnification) of the Employment Agreement.

9.	Non-Disparagement	You acknowledge and agree that you will not knowingly make any public statement (including instigating or participating in the making of any public statement) that would libel, slander, or disparage any member of the MF Global Group or any of their respective past or present officers, directors, or employees. Notwithstanding the foregoing, nothing in this letter agreement shall preclude you from making truthful statements that are required by applicable law, regulation, or legal process.

Mr. Laurence O’Connell

10.	Effect on Employment Agreement	Notwithstanding anything to the contrary in the Employment Agreement, effective as of the date hereof, this letter agreement governs the terms and conditions of the relationship between yourself and the MF Global Group. In the event of any conflict between the terms of this letter agreement and the Employment Agreement, the terms of this letter agreement will control.

You acknowledge and agree that you have no entitlement to any other compensation, remuneration, severance or benefits of any kind from the MF Global Group except as specifically set forth above.

Any disputes between the parties will be resolved through the procedure described in Section 12 of the Employment Agreement.

Other than Section 13 (General Provisions) and those other Sections of the Employment Agreement that are specifically referenced herein (which sections shall survive in accordance with their terms), the Employment Agreement will terminate on the Date of Termination.

In entering into this letter agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this letter agreement.

Any amendment to this letter agreement must be in writing and signed by both parties.

11.	Governing Law	This letter agreement will be governed by and construed in accordance with the laws of the State of New York in the United States of America, applicable to contracts made and to be performed entirely with that State.

12.	Confidentiality	The terms of this letter agreement are and shall remain confidential and shall not be disclosed by you to any person or entity, except: (i) your spouse or partner and attorney, and (ii) accountants to the extent necessary to prepare your tax returns; provided that you give to each such person to whom disclosure is made notice of the confidentiality provisions of this agreement and each agrees to keep the existence, terms and conditions of this agreement fully confidential, and/or (iii) as may be required by law, regulatory and/or governmental authority.

[Signature Page Follows]

Mr. Laurence O’Connell

Very truly yours,

MF GLOBAL HOLDINGS LTD.

Thomas F. Connolly
Global Head of Human Resources

Acknowledged, affirmed and agreed this      day of                     , 2010:

Laurence O’Connell

This letter agreement will be effective only if it, together with the

Annex A Release and Waiver, are signed and delivered without variation and received by

Thomas F. Connolly, Global Head of Human Resources

on or before 12:00 noon (Singapore time) on May 17, 2010.

Mr. Laurence O’Connell

ANNEX A

RELEASE AND WAIVER AGREEMENT

GENERAL RELEASE, by Laurence O’Connell (the “Executive”) in favor of MF Global Holdings Ltd. (the “Company”) and their respective subsidiaries and affiliates.

1	For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive knowingly and voluntarily waives, terminates, cancels, releases and discharges forever any and all actions, causes of action, claims, allegations or rights (collectively, “Claims”) he (or his heirs, executors, administrators, successors, assigns and legal representatives) may have or may yet have against the Company, MF Global Singapore Pte. Limited, the MF Global Group (as defined in the Employment Agreement dated September 28, 2009 between the Executive and the Company) and any of their respective subsidiaries or affiliates, and each of their respective predecessors, successors or assigns, present and former directors, officers, employees, shareholders, attorneys and agents (collectively, the “Released Parties”), whether known or unknown, based upon any matter, cause or thing occurring at any time before the date hereof.

2	Subject to Paragraph 3 below, Paragraph 1 includes, but is not limited to, (1) all Claims under federal, state or local law or the national or local law of any other country (statutory or decisional) for breach of contract, for tort, for wrongful or abusive or unfair discharge or dismissal, for impairment of economic opportunity or for defamation, for intentional infliction of emotional distress, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation or any other unlawful criterion or circumstance; (2) Claims for compensation, bonuses or benefits; (3) Claims under any service agreement, severance program, compensation or benefit plan or arrangement maintained by the MF Global Group; (4) Claims for sexual harassment; (4) Claims related to whistleblowing; (5) Claims for punitive or exemplary damages; (6) Claims for violations of any of the following laws (as amended): the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 as amended, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Family and Medical Leave Act, the Rehabilitation Act, Executive Order 11246, the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Race Discrimination Act 1976, the Employment Equality (Age) Regulations 2006, Central Provident Fund Act, Chapter 36 of Singapore, Work Injury Compensation Act, Chapter 354 of Singapore, Workplace Safety and Health Act, Chapter 354A of Singapore, and all claims and damages relating to race, sex, national origin, disabilities, religion, sexual orientation, age, and all employment discrimination claims arising under similar state statutes; and (7) Claims for violations of any other applicable employment statute or law. In addition, the Executive waives any and all rights under the laws of any jurisdiction in the United States, Singapore, England and Wales, the European Union or any other country, that limit a general release to those Claims that are known or suspected to exist in his favor as of the date of this General Release.

Mr. Laurence O’Connell

3	The Executive represents and warrants that as of the date of his execution of this General Release he has no actual knowledge of any violation by himself or the Company and its affiliates of any applicable law or regulation or threatened litigation against the MF Global Group, that in either case (whether individually or in the aggregate) would be reasonably likely to have a material adverse impact on the business or reputation of the MF Global Group.

4	Nothing in this General Release shall be construed to prevent the Executive from participating in an investigation or proceeding conducted by, any governmental agency, including, without limitation, any applicable federal/state/city fair employment practices agency, to the extent required by law. Nevertheless, the Executive understands and agrees that he is waiving any relief available to him (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived herein, including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by any fair employment practices agency or anyone else with respect to any claims released and waived herein. The Executive agrees that he will not seek or accept any monetary award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived herein. The Executive represents and warrants that he has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party, that he has not assigned, pledged, or hypothecated any Claim to any person and that no other person has an interest in the Claims that he is releasing in this General Release.

5	The Executive affirms that, prior to the execution of this General Release, he was advised to consult with an attorney of his choice concerning the terms and conditions of this General Release. The Executive understands that the terms and conditions of this General Release become effective or enforceable as of the date of his execution of this General Release.

6	The terms of this General Release shall be governed by Section 12 and Section 13 of the Employment Agreement.

7	The Executive acknowledges and confirms his ongoing obligations under Section 7 (Proprietary Information) and Section 8 (On-going Restrictions on Your Activities) of the Employment Agreement.

[Signature Page Follows]

Mr. Laurence O’Connell

Dated: 16th May, 2010

Laurence O’Connell

WITNESSED BY:

On this 16 day of May in the year 2010 before me, the undersigned, personally appeared LAURENCE O’CONNELL personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name appears above and acknowledged to me that he/she executed the same in his/her capacity.

Witness’s Signature:

Name:	ALEXANDER PANASKO

Mr. Laurence O’Connell